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                                                                   EXHIBIT 10.34




FEDEX



May 22, 1998




Mr. James E. McGarry
1212 Dundale Circle
Sherman, Texas 75093

Dear Jim:

I am pleased to offer you the position of Senior Vice President of Coventry Health Care ("Coventry"). Your position would report directly to me.

         Your compensation package would consist of the following:

1. Annual base compensation of $275,000. Your performance and salary would be reviewed annually.

2. Participation in Coventry's 1998 Performance Incentive Plan with an annual target bonus equal to 70% of your base compensation. Plan payment may range from 0% to 200% of target, based on corporate and individual performance factors as set forth in the Plan. You will receive a guaranteed 1998 Bonus in the amount of $100,000, payable at the time other executive bonuses are paid for 1998 performance.

3. A non-qualified stock option to purchase 150,000 shares of Common Stock of Coventry at an exercise price per share equal to the closing price per share of the Common Stock of Employer as reported on The Nasdaq National Market on either the date of acceptance of this offer letter or the date of employment, whichever date has the lower closing price. The option will vest at a rate of one-fourth of the shares per year over a four-year vesting period beginning on the date of grant. Your stock option grant will be subject to approval by the Compensation and Benefits Committee. The terms and conditions of your grant will be under and in accordance with the terms and provisions of Coventry's 1998 Stock Incentive Plan and letter agreement between you and Coventry.

4. A signing bonus equal to $60,000, payable within 30 days from the date you begin employment with Coventry.

5.       Car allowance of $900.00 per month.

6. Life, health, dental, and retirement benefits as provided to executives of Coventry. I have enclosed a package of information describing Coventry's benefits currently in effect. You would also be eligible for any new benefits in the future if such benefits are provided generally to Coventry executives.

7. In the event of your involuntary termination without cause, you would be provided with severance compensation equal to one year's base compensation in exchange for your execution of an agreement, to be executed as of the date of your employment, containing confidentiality, non-competition and non-solicitation provisions to be effective during the term of your employment and during the severance period.





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8.       Vacation accrued for executives in accordance with corporate policies in effect from time to time (currently four weeks).

I believe the above terms accurately reflect the substance of our previous discussions. If you are in agreement, please execute the enclosed copy of this letter and return it to me. If we need to discuss this further, please call me.

Jim, I'm excited about you joining the team and look forward to working with you again.


With best regards,


/s/Thomas P. McDonough
------------------------------------
Thomas P. McDonough
Executive Vice President


ACKNOWLEDGED AND AGREED this 26th day of May, 1998.


/s/ James E. McGarry
------------------------------------
James E. McGarry





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